UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Brunswick Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2010

Dear Brunswick Shareholder:

We are pleased to invite the shareholders of Brunswick Corporation to attend the Annual Meeting of Shareholders of Brunswick Corporation, to be held on Wednesday, May 5, 2010, at 9:00 a.m. CDT at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois.

We will begin mailing a notice to our shareholders on March 25, 2010, containing instructions on how to access our 2010 Proxy Statement and our 2009 Annual Report on Form 10-K online, as well as instructions on how to receive paper copies of these documents for shareholders who so elect.

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote either by telephone, via the Internet or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

Dustan E. McCoy

Chairman and Chief Executive Officer

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Notice of Annual Meeting

March 25, 2010

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 5, 2010, at 9:00 a.m. CDT. At the Annual Meeting, we will consider and vote upon the following matters:

(1)	The election as directors of the four nominees named in the attached Proxy Statement;

(2)	The ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	Any other business that may properly come before the meeting.

Sincerely,

Kristin M. Coleman

Secretary

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Proxy Statement

The Board of Directors of Brunswick Corporation (“Brunswick” or the “Company”) is soliciting proxies from Brunswick’s shareholders for the annual meeting to be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 5, 2010, at 9:00 a.m. CDT (the “Annual Meeting”). As required by rules adopted by the Securities and Exchange Commission (the “SEC”), Brunswick is making this Proxy Statement and its Annual Report on Form 10-K available to its shareholders electronically via the Internet. In addition, Brunswick is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on March 25, 2010, Brunswick will begin mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (together, the “Notice”) to its shareholders containing instructions on how to access this Proxy Statement and Brunswick’s Annual Report via the Internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the Notice, including the election as directors of the four nominees named in this Proxy Statement and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm.

Who may vote at the Annual Meeting?

Only holders of one or more of the 88,445,206 shares of Brunswick Common Stock issued and outstanding as of the close of business on March 8, 2010 (the “Record Date”) will be entitled to vote at the meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the meeting?

Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

If you are a shareholder of record as of the Record Date, you can vote: (i) by attending the Annual Meeting; (ii) by following the instructions on your Notice for voting by telephone or via the Internet at www.proxyvote.com; or (iii) by signing, dating and mailing in a proxy card. The deadline for voting by telephone or via the Internet is 5:00 p.m. EDT on May 4, 2010. You may vote your shares for all, some or none of the nominees for director and for or against ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting, including by voting via the Internet or by telephone (only your latest Internet or telephone proxy timely submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Who will count the votes?

Brunswick’s tabulator, Broadridge Financial Solutions, Inc., will count the votes. Representatives of Brunswick’s Shareholder Services Department will act as inspectors of election.

How will my shares be voted if I sign, date and return a proxy card?

If you sign, date and return a proxy card and indicate how you would like your shares to be voted, your shares will be voted as you have instructed. If you sign, date and return a proxy card but do not indicate how you would like your shares to be voted, your proxy will be voted for the election of the four director nominees named in this Proxy Statement and for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010.

What are the Board’s recommendations?

The Board recommends a vote for the election of the four director nominees named in this Proxy Statement. The Board and the Audit Committee recommend the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for the fiscal year ending December 31, 2010. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors.  Brunswick amended its By-laws in February 2010 to replace its plurality voting model with majority voting. As a result, the four director nominees shall be elected to the Board of Directors if they each receive a majority of the votes cast at the Annual Meeting, in person or by proxy. Under Brunswick’s majority vote by-law provision for uncontested elections, if the number of votes cast “For” a director nominee’s election does not exceed the number of votes cast “Against” election, then the director nominee must tender his resignation from the Board promptly after certification of the shareholders’ vote. The Board will decide within 120 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation. Because Brunswick has adopted a majority voting model for the uncontested election of directors, abstentions will have no effect on the election of director nominees. If any one or more of the four director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the alternate individual or individuals whom the Board designates.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote, will be required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm. Because the vote to ratify the independent registered public accounting firm requires a majority of the shares represented and entitled to vote at the meeting, abstentions will have the same effect as votes against ratification.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 88,445,206 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed ballots either marked “Abstain” or “Withhold authority to vote,” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present. In addition, broker non-votes will be counted as present for quorum purposes.

How will broker non-votes be treated?

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. Brunswick will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes. Additionally, brokers will no longer be permitted to engage in discretionary voting in uncontested director elections and, accordingly, we expect that there will be broker non-votes with respect to our proposal to elect the director nominees.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to Brunswick’s tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward notices and, when requested, proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its designated officers and employees, Brunswick has retained the services of Georgeson Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the meeting?

If any matters other than those referred to in the Notice properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice that may be considered at the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, Brunswick is required to provide access to its proxy materials via the Internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, Brunswick is sending a Notice to all of its shareholders as of the Record Date. All shareholders may access Brunswick’s proxy materials on the Web site referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access Brunswick’s proxy materials via the Internet or to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save Brunswick the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one mailing?

Brunswick is sending only one envelope with multiple Notices to you if you share a single address with another shareholder, unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce Brunswick’s printing and mailing costs. If you wish to receive duplicate mailings in the future, you may contact Brunswick Shareholder Services by telephone at 847-735-4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by e-mail at services@brunswick.com. If you currently receive multiple envelopes, you can request householding by contacting Brunswick Shareholder Services. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect four individuals to serve on the Board of Directors. The current Board of Directors, acting pursuant to a recommendation from the Nominating and Corporate Governance Committee, has nominated Nolan D. Archibald, Jeffrey L. Bleustein, Graham H. Phillips and Lawrence A. Zimmerman for election as directors to serve for terms expiring at the 2013 Annual Meeting or until their respective successors have been elected and qualified. Mr. Archibald, Mr. Bleustein, Mr. Phillips and Mr. Zimmerman have served as directors since 1995, 1997, 2002 and 2006, respectively.

The Board of Directors currently has ten members divided among three classes. Two classes consist of three directors and the other consists of four directors.

Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting. Additional information is set forth below regarding the specific experience, qualifications, attributes or skills of each member of the Board that led the Board of Directors to conclude that those individuals should serve on the Board in light of the Company’s business operations and needs.

Nominees for Election for Terms Expiring at the 2013 Annual Meeting:

Nolan D. Archibald	Director since 1995

Executive Chairman, Stanley Black & Decker, since March 2010; President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, 1986 to March 2010; recipient of American Marketing Association’s Edison Achievement Award; director of Lockheed Martin Corporation and Huntsman Corporation; age 66.

Mr. Archibald’s more than 20 years of experience as Chairman and Chief Executive Officer of a global consumer and commercial products company enables him to provide unique strategic, operational, policy and governance advice and guidance to our Company’s management and Board.

Jeffrey L. Bleustein	Director since 1997

Retired; Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, 1998 to 2009; Chief Executive Officer of Harley-Davidson, Inc., 1997 to 2005; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; member of President’s Council on the 21st Century Workforce; director of Kohler Co. and Freedom Group, Inc.; age 70.

Mr. Bleustein’s extensive career experience and varied leadership roles, including Chairman and Chief Executive Officer with a leading high-end recreational products business, allows him to provide invaluable product development, brand management and distribution advice and guidance to our Company’s management and Board.

Graham H. Phillips	Director since 2002

Retired; Chairman and Chief Executive Officer of Young & Rubicam Advertising, a global marketing and communications organization, 1999 to 2000; Chairman of Burson-Marsteller, the perception management division of Young & Rubicam, Inc., 1997 to 1999; Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide, a marketing communications company, 1989 to 1992; age 71.

Mr. Phillips’ background and leadership experience, including roles as Chairman and Chief Executive Officer at two companies engaged in global communications and marketing, enable him to provide extensive marketing, public relations, advertising and consumer research and management advice and guidance to our Company’s management and Board.

Lawrence A. Zimmerman	Director since 2006

Vice Chairman of Xerox Corporation, a document management company, since July 2009, and Chief Financial Officer of Xerox Corporation, since 2002; Vice President, Finance and Planning, Server and Technology division of International Business Machines Corporation, 1996 to 1998; director of Stanley Black & Decker and Delphi Automotive, LLP; age 67.

Mr. Zimmerman’s broad experience as a financial executive, which includes strategic planning and leading restructuring and cost reduction efforts, allows him to provide significant financial, accounting and compliance advice and guidance to our Company’s management and Board.

Your Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2012 Annual Meeting:

Anne E. Bélec	Director since 2008

Vice President — Chief Marketing Officer for Navistar, Inc., since December 2010; Chief Executive Officer of Mosaic Group, LLC, a business and brand strategy consulting group, since June 2009; Director of Global Marketing of Ford Motor Company, March 2008 to January 2009; employed by Volvo Car Corporation and its affiliates from 2003 to 2008, most recently as President and Chief Executive Officer of Volvo Cars of North America; member of the University of California-Irvine Paul Merage School of Business/Graduate School of Management Advisory Board; Trustee of the Marketing Science Institute; member of the Association of National Advertisers; Board member of Industrial Alliance Group; age 47.

Ms. Bélec’s broad experience in marketing, brand development and management for cars and trucks, including a role as Chief Executive Officer of a business unit’s operations, enables her to provide marketing, product development, consumer research and development, and distribution advice and guidance to our Company’s management and Board.

Manuel A. Fernandez	Director since 1997

Non-executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, since 2009; Chairman Emeritus of Gartner, Inc., an information technology company, since 1999; Managing Director of SI Ventures, LLC, a venture capital partnership, since 1998; Chairman, President and Chief Executive Officer of Gartner, Inc., 1991 to 1999; director of Stanley Black & Decker, Flowers Foods, Inc. and Sysco Corporation. Previously served as director of OpenNetwork Technologies, Relay Health Corp. and RealVue Simulation Technologies, Inc.; and Chairman of the University of Florida Board of Trustees; age 63.

Mr. Fernandez’s extensive experience in information technology, including his role as Chairman and Chief Executive Officer of a leading information technology company, as well as with a variety of businesses with strong commercial product offerings, allows him to provide invaluable information technology strategy and operations, acquisition and strategic planning advice and guidance to our Company’s management and Board.

J. Steven Whisler	Director since 2007

Retired; Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, 2000 to 2007; employed by Phelps Dodge Corporation in a number of positions since 1976, including President and Chief Operating Officer; director of International Paper Company, U.S. Airways Group Inc. and Aleris International. Previously served as director of Burlington Northern Santa Fe Corporation; age 55.

Mr. Whisler’s extensive experience with, including the role of Chairman and Chief Executive Officer, a mining and manufacturing company with operations on several continents, which are subject to significant local political and regulatory considerations, enables him to provide essential global operations, financial, human resources and strategic advice and guidance to our Company’s management and Board.

Directors Continuing in Office Until the 2011 Annual Meeting:

Cambria W. Dunaway	Director since 2006

Executive Vice President, Sales and Marketing, Nintendo of America, a maker of video game hardware and software, since November 2007; Chief Marketing Officer of Yahoo! Inc., a global Internet destination, 2003 to 2007; Vice President of Kids & Teens Brands for Frito Lay North America, a division of PepsiCo, Inc., 2000 to 2003; Board member of the American Marketing Association; age 47.

Ms. Dunaway’s broad experience in and leadership of sales and marketing in businesses with strong consumer appeal enables her to provide unique sales, marketing, consumer research, acquisition and retention, including the use of technology, advice and guidance to our Company’s management and Board.

Dustan E. McCoy	Director since 2005

Chairman and Chief Executive Officer of Brunswick Corporation since December 2005; President of Brunswick Boat Group, 2000 to 2005; Vice President, General Counsel and Corporate Secretary of Brunswick, 1999 to 2000; Executive Vice President of Witco Corporation, a specialty chemicals company, January to September 1999; Senior Vice President, General Counsel and Corporate Secretary of Witco Corporation, 1996 to 1998; director of Louisiana-Pacific Corporation and Freeport-McMoRan Copper & Gold Inc.; age 60.

Mr. McCoy’s day-to-day leadership role as Chairman and Chief Executive Officer of Brunswick Corporation provides him with intimate knowledge of our business operations and our industry and allows him to communicate effectively about our business operations and strategy with our Board.

Ralph C. Stayer	Director since 2002

Chairman, President and Chief Executive Officer of Johnsonville Sausage, LLC, a maker of sausage products, since 1978; Founder of Leadership Dynamics, a consulting firm; National Trustee of Boys and Girls Clubs — Midwest Region; Chairman of Marian College Board of Trustees; Board member of PAVE, an organization dedicated to improving education opportunities for urban students in Milwaukee; age 66.

Mr. Stayer’s extensive experience in owning and leading a successful consumer-focused private enterprise, and his writing, teaching and consulting relating to organizational development and leadership, enable him to provide unique strategic, organizational and individual development, competitive, product and distribution advice and guidance to our Company’s management and Board.

CORPORATE GOVERNANCE

Overview

The Board of Directors has adopted written Principles and Practices (the “Principles”) to assist it in the performance of its duties and the exercise of its responsibilities. The Principles are available at Brunswick’s Web site, www.brunswick.com/company/governance/principlespractices.php, or in print upon request by any Brunswick shareholder. The Principles set the framework for Brunswick’s governance structure. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

The Board of Directors met six times during 2009. All directors attended 75 percent or more of the Board meetings and meetings of Committees of which they were members during 2009, with the exception of Mr. Stayer, whose attendance was 67% due to prior commitments and a family emergency, and Mr. Zimmerman, whose attendance at the Executive Committee meetings was 60% due to prior commitments that conflicted with two of the five Executive Committee meetings, which were called on short notice in 2009. The Principles provide that all members of the Board are requested to attend Brunswick’s Annual Meeting of Shareholders in person and all members of the Board attended the 2009 Annual Meeting of Shareholders.

The non-management directors regularly meet without members of management present. The Lead Independent Director acts as the Board’s leader when it meets in executive session or when the Chairman and Chief Executive Officer is unable to lead the Board’s deliberations. Additionally, the Lead Independent Director serves as a liaison between management and the Board and is responsible for consulting with the Chairman and Chief Executive Officer on Board and Committee meeting agendas.

Brunswick Ethics Program

In 2000, Brunswick adopted a formal Code of Ethics, Making the Right Choice: The Brunswick Guide to Conduct in the Workplace (the “Guide”). The Guide applies to all employees, officers and directors of the Company, and includes standards and procedures for addressing potential conflicts of interest, as well as a general code of conduct which offers guidance regarding how to conduct business in an ethical manner. The Board has adopted an additional Code of Ethics for Senior Financial Officers and Managers (the “Financial Officer Code of Ethics”). The Financial Officer Code of Ethics, which applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other Brunswick employees designated by the Board, sets forth standards to which these officers and employees are to adhere in areas such as conflicts of interest, disclosure of information and compliance with law. The Financial Officer Code of Ethics supplements the Guide. These policies are overseen and administered by the Nominating and Corporate Governance Committee and the Company’s Ethics Office. The Guide is available at www.brunswick.com/company/ethics/index.php and the Financial Officer Code of Ethics is available at www.brunswick.com/company/governance/codeofethics.php or in print upon request by any Brunswick shareholder. If it grants a waiver of the policies set forth in the Guide or the Financial Officer Code of Ethics, Brunswick will, to the extent required by applicable law or regulation, disclose that waiver by making an appropriate statement on its Web site at www.brunswick.com.

Shareholder Communications with the Board

The Principles provide that Brunswick shareholders may, at any time, communicate in writing with the Board, the Lead Independent Director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Court, Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; e-mail corporate.secretary@brunswick.com). Copies of written communications received at this address will be provided to the Board, the Lead Independent Director or the non-management directors as a group unless such communications are considered, in consultation with the non-management directors, to be improper for submission to the intended recipient(s). Other interested parties may also use this procedure for communicating with the Board, individual directors or any group of directors.

Director Independence, Compensation Committee Interlocks and Insider Participation

The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles provide that a director shall be considered to be independent if he or she satisfies the general director independence standards established by the New York Stock Exchange (the “NYSE”). The NYSE standards provide that a director will not be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brunswick). In addition, the NYSE standards provide that a director is not independent if:

•

The director is, or within the prior three years has been, an employee of Brunswick, or a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick;

•

The director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $120,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

•	Certain specified relationships exist between the director, a member of the director’s immediate family, and a firm that serves or has served as Brunswick’s internal or external auditor:

•	the director is a partner or employee of a firm that is Brunswick’s internal or external auditor;

•	a member of the director’s immediate family is a partner of a firm that is Brunswick’s internal or external auditor, or is an employee of such a firm and personally works on Brunswick’s audit; or

•

the director or an immediate family member was within the last three years a partner or employee of a firm that is or was Brunswick’s internal or external auditor and personally worked on Brunswick’s audit during that time;

•

The director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick’s present executive officers serve or served on that business organization’s compensation committee; or

•

The director is an employee of, or a member of the director’s immediate family is a director or an executive officer of, a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues.

Applying the NYSE standards described above, and considering all relevant facts and circumstances, the Board has made an affirmative determination that all of the non-management directors have no material relationship with Brunswick and are otherwise independent. Previously, Mr. Whisler was not considered independent under the NYSE rules because, from May 2006 to March 2007, Mr. McCoy was a member of the Compensation Committee of Phelps Dodge Corporation while Mr. Whisler served as its Chairman and Chief Executive Officer. Mr. Whisler became eligible for independent status in March 2010, after three years had passed since this prior affiliation terminated.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its charter, the Nominating and Corporate Governance Committee of the Company’s Board of Directors is tasked with the recommendation and review of all corporate governance principles, policies and programs designed to ensure the Company’s compliance with high ethical standards and with all applicable legal and regulatory requirements, including those relating to conflicts of interest and other business practices that reflect upon the Company’s role as a responsible corporate citizen. The Nominating and Corporate Governance Committee oversees the implementation of Making the Right Choice: The Brunswick Guide to Conduct in the Workplace, which contains Brunswick’s Conflicts of Interest Policy. The Nominating and Corporate Governance Committee reports on these compliance matters to the Board of Directors, which is the body responsible for overseeing the Company’s ethical and legal compliance, including information involving transactions with “related persons.” “Related persons” include executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5 percent of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons.

In 2009, no transaction was identified as a related person transaction and, therefore, no reported transaction was referred to the Board or other Committee of the Board for review.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Nominating and Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. The Company does not have a formal policy with respect to diversity as a consideration in the identification of nominees for the Board of Directors. However, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board reflect different viewpoints and, therefore, as set forth in the Principles, additional consideration is given to achieving an overall diversity of perspectives, backgrounds and experiences in Board membership. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist it with identifying qualified candidates that meet the needs of the Board at that time.

The Nominating and Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick’s Secretary at Brunswick Corporation, 1 N. Field Court, Lake Forest, Illinois 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; e-mail corporate.secretary@brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder believes the candidate is suitable for election. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, shareholders may also, pursuant to procedures established in the By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the By-laws.

Board Leadership Structure

The Board of Directors believes that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interests of its shareholders because it ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the strategic direction of the Company and its ability to ensure management’s execution of that strategy. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of a Lead Independent Director, a substantial majority of independent directors, and the use of regular executive sessions of the non-management directors, achieves an appropriate balance between the effective development of key strategic objectives and independent oversight of management’s execution of those initiatives.

Additionally, the Board believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well positioned to help the Board focus on those issues of greatest importance to the Company and its shareholders and to assist the Board with identifying Brunswick’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its industries, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well suited to bring Company-specific experience and industry expertise to these discussions.

Board Committees

The Board of Directors has Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance, Qualified Legal Compliance and Executive Committees. Each Committee is now comprised solely of independent directors, as that standard is determined in the Principles and in the New York Stock Exchange Listed Company Manual, with the exception of the Executive Committee, of which Mr. McCoy is a member; however, prior to Mr. Whisler becoming eligible for independent status in March 2010, the Finance Committee was comprised of one independent director and one director who was not independent. Each of the Committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The following table shows the membership of these Committees:

Name	Audit	Finance	Human Resources and Compensation	Nominating and Corporate Governance	Qualified Legal Compliance	Executive
Nolan D. Archibald		X *				X
Anne E. Bélec	X		X
Jeffrey L. Bleustein				X *	X *	X
Cambria W. Dunaway				X	X
Manuel A. Fernandez			X			X
Dustan E. McCoy						X
Graham H. Phillips			X *			X
Ralph C. Stayer	X				X
J. Steven Whisler		X
Lawrence A. Zimmerman	X *					X

*	Committee Chair

The principal responsibilities of each of these Committees are described generally below, and in detail in their respective Committee Charters, which are available at www.brunswick.com/company/governance/committees.html or in print upon request by any Brunswick shareholder.

Audit Committee

Members of the Audit Committee are Mr. Zimmerman (Chair), Ms. Bélec and Mr. Stayer. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is used in the NYSE listing standards, and that Mr. Zimmerman is an Audit Committee “financial expert,” as such term is defined by the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its independent auditors and system of internal controls and the integrity of its financial information and disclosures. The Committee reviews certain regulatory and compliance matters, policies regarding risk assessment and risk management and corporate tax strategy. The Audit Committee maintains free and open communication with, and meets separately at each regularly scheduled Board meeting with, the Company’s independent registered public accounting firm, the internal auditors and management.

The Audit Committee met eleven times during 2009.

Finance Committee

Members of the Finance Committee are Mr. Archibald (Chair) and Mr. Whisler. The Finance Committee assists the Board in overseeing Brunswick’s financial performance, financial structure, including debt structure, financial policies and procedures, capital expenditures and budgets. The Committee also reviews proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, insurance coverage and related matters, as well as the funding and performance of Brunswick’s pension plans.

The Finance Committee met five times during 2009.

Human Resources and Compensation Committee

Members of the Human Resources and Compensation Committee are Mr. Phillips (Chair), Ms. Bélec and Mr. Fernandez. The Human Resources and Compensation Committee’s authority includes, among other duties, the following responsibilities:

•

Annually review and approve goals and objectives relative to Brunswick’s senior executives; together with the Chairman and Chief Executive Officer, evaluate the performance of senior executives in light of these criteria; and oversee management development and succession planning.

•

Review on an annual basis, and make recommendations to the Board of Directors regarding, the compensation (including salary, annual incentive and other cash compensation) of the Chairman and Chief Executive Officer and, together with the Nominating and Corporate Governance Committee, oversee the annual review of the Chairman and Chief Executive Officer’s performance.

•

Approve equity awards to the Chairman and Chief Executive Officer and compensation (including salary, annual incentive, stock options and other equity-based and other incentive compensation) to be paid to other senior executives, and authorize senior executives to approve awards to employees who are not senior executives based upon criteria established by the Committee.

•	Oversee the development of a compensation philosophy for the Company that is consistent with its long-term strategic goals.

The Committee meets in conjunction with regularly scheduled meetings of the Board of Directors and as otherwise required. Meeting materials are sent to members of the Committee six to seven days prior to the meeting. Major issues are typically reviewed during two meetings prior to being approved. For example, anticipated performance against Brunswick Performance Plan performance criteria; potential award issues such as automatic deferrals; suggested changes to equity award terms and conditions; and proxy statement disclosures, are reviewed at the Committee’s December and February meetings. Meetings are regularly attended by the Chairman and Chief Executive Officer, and Vice President and Chief Human Resources Officer. At each meeting, the Committee meets in executive session.

The Human Resources and Compensation Committee delegates to the Chairman and Chief Executive Officer responsibility for developing incentive funding formulas for Brunswick divisions, and for conducting performance evaluations and development and succession planning for senior executives. The Committee delegates to Brunswick’s senior executives authority to allocate equity awards to employees who are not senior executives based on criteria established by the Committee, and to Brunswick’s Human Resources Department responsibility to oversee policies for the administration of compensation and benefit plans.

The Chairman and Chief Executive Officer is responsible for establishing strategies to achieve the Company’s objectives. To ensure that executive compensation is consistent with those objectives, the Chairman and Chief Executive Officer is responsible for making recommendations to the Committee regarding the following: compensation goals and principles; the peer group of companies to be used to determine compensation ranges; selection of performance targets for incentive plans, with input from other senior executives; performance rating and compensation actions to be taken; and salary increases, incentive awards and equity grants for senior executives.

In 2009, the Human Resources and Compensation Committee engaged Deloitte Consulting, LLP to provide advice on various aspects of Brunswick’s executive compensation programs, including selecting an appropriate peer group, evaluating incentive plan performance criteria and targets, reviewing benchmarking methodology and providing updates on trends and technical developments. For 2010, the Human Resources and Compensation Committee engaged Frederic W. Cook & Co., Inc. to provide advice on various aspects of Brunswick’s executive compensation programs. The Committee meets with the consultant in executive session on a regular basis and the consultant reports directly to the Committee. The aggregate fees billed by Deloitte Consulting, LLP for 2009 totaled $317,033 and were as follows:

•	$60,501 for consulting in regard to executive compensation;

•	$0 for consulting in regard to director compensation; and

•	$256,532 for other services provided to the Company, including pension and actuarial services and employee benefit consulting services.

The Human Resources and Compensation Committee met eight times during 2009.

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Mr. Bleustein (Chair) and Ms. Dunaway. The Nominating and Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s adherence to high corporate governance and ethical standards and compliance with all applicable legal and regulatory requirements. Together with the Human Resources and Compensation Committee, it oversees the annual review of the Chairman and Chief Executive Officer’s performance. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership, including the development of guidelines to ensure appropriate diversity of perspective, background and experience in Board membership.

The Nominating and Corporate Governance Committee of the Board of Directors has responsibility for recommending director compensation design to the Board of Directors for review and action. Brunswick’s Human Resources Department and the Company’s outside consultants provide the Nominating and Corporate Governance Committee with director compensation data as reported in proxy statements, including data relating to peer group and other similarly-sized companies, as well as data from published surveys.

The Nominating and Corporate Governance Committee met five times during 2009.

Qualified Legal Compliance Committee and Executive Committee

Members of the Qualified Legal Compliance Committee are Mr. Bleustein (Chair), Ms. Dunaway and Mr. Stayer. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. During 2009, no reports were made to the Qualified Legal Compliance Committee and, therefore, it did not meet.

In addition to its standing Committees, the Board of Directors has an Executive Committee, comprised of the Chairman of the Board, the Lead Independent Director and the Chairs of the Audit Committee, Finance Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee. The Executive Committee meets from time to time at the request of the Chairman of the Board. The Executive Committee met five times during 2009.

Risk Management

As set forth in the Principles, the Board’s responsibilities include overseeing and directing the Company’s management in building long-term value for shareholders. The Chief Executive Officer and the Company’s senior management team are responsible for managing Brunswick’s day-to-day business operations and for presenting regular updates to the Board about the Company’s business. The Board offers the Chief Executive Officer and management constructive advice and counsel and may, at its sole discretion and at the Company’s expense, obtain advice and counsel from independent legal, financial, accounting and other advisors.

The Board of Directors has an active role in overseeing effective management of the Company’s risks, and regularly reviews information regarding the Company’s credit, liquidity, cash flow and business operations, as well as the associated risks. This responsibility of risk oversight is also handled by the Board’s individual committees. The Audit Committee oversees the Company’s accounting, auditing and reporting practices, including those associated with its internal controls, and reviews policies regarding risk assessment and risk management. The Nominating and Corporate Governance Committee oversees the management of risks concerning the independence of the Board of Directors, legal and regulatory compliance and potential conflicts of interest. The Human Resources and Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy, and the Finance Committee oversees the management of the Company’s financial risks, including its financial performance and structure. While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board of Directors as a whole receives regular updates about such risks through the Committee reports which are provided at each meeting of the Board of Directors. Additionally, the Board receives reports from management about the Company’s efforts to identify and address the risks facing the Company.

Recently, publicly-traded companies have received increased scrutiny in connection with their risk management policies and procedures, including analysis and discussion regarding whether a company’s compensation programs contribute to unnecessary risk-taking. Historically, Brunswick has maintained a level of financial prudence associated with its compensation programs, which it plans to continue. Examples of this prudence include management’s decisions: (1) to exercise its discretion to eliminate the payment of bonuses which otherwise would have been paid for 2008; and (2) to fund bonuses for 2009 well below the target “earned” amounts. The Company does engage in a process to evaluate whether its compensation policies and practices result in risks that are reasonably likely to have a material adverse effect on the Company, and has concluded that they do not.

STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL SHAREHOLDERS

Each director and nominee for director, each executive officer listed in the Summary Compensation Table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

Name of Individual or Persons in Group	Number of Shares Beneficially Owned as of March 8, 2010		Percent of Class
Nolan D. Archibald	108,738	(1)	*
Anne E. Bélec	19,296	(1)	*
Jeffrey L. Bleustein	71,510	(1)	*
Cambria W. Dunaway	24,537	(1)	*
Manuel A. Fernandez	107,547	(1)	*
Graham H. Phillips	42,850	(1)	*
Ralph C. Stayer	100,815	(1)	*
J. Steven Whisler	22,859	(1)	*
Lawrence A. Zimmerman	66,778	(1)	*
Dustan E. McCoy	762,207	(2)	*
Peter B. Hamilton	272,537	(2)	*
Andrew E. Graves	68,630	(2)	*
Mark D. Schwabero	76,354	(2)	*
B. Russell Lockridge	121,052	(2)	*

All directors and executive officers as a group.	2,426,136	(1,2)	2.7%

*	Less than 1 percent

(1)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the Board: Mr. Archibald 37,364 shares, Ms. Bélec 765 shares, Mr. Bleustein 19,294 shares, Ms. Dunaway 2,611 shares, Mr. Fernandez 40,811 shares, Mr. Phillips 36,850 shares, Mr. Stayer 10,981 shares, Mr. Whisler 15,791 shares, Mr. Zimmerman 39,529 shares, and all non-employee directors as a group 203,996 shares. Also includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 8, 2010: Messrs. Archibald 9,000 shares, Bleustein 9,000 shares, Fernandez 9,000 shares, Phillips 6,000 shares and Stayer 9,180 shares. None of these shares has been pledged as security, with the exception of 3,030 of Ms. Bélec’s shares.

Excludes 26,980 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.

(2)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 8, 2010: Messrs. McCoy 681,950 shares, Hamilton 174,000 shares, Schwabero 65,050, Graves 66,600 shares, Lockridge 88,400 shares, and all executive officers as a group 1,526,810 shares.

Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2009: Mr. McCoy 102 shares, and all executive officers as a group 2,953 shares.

Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Messrs. McCoy 62,840 shares, Schwabero 564 shares, and all executive officers as a group 66,004 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with each officer’s individual election.

None of these shares has been pledged as security.

Those shareholders known to Brunswick that beneficially own more than 5 percent of Brunswick’s outstanding Common Stock are:

Name and Address of Beneficial Owner	Shares Beneficially Owned as of December 31, 2009		Percent of Class

FMR LLC and certain of its affiliates 82 Devonshire Street Boston, MA 02109	13,244,265	(1)	14.99%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	6,825,900	(2)	7.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,503,425	(3)	7.37%

Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	4,696,118	(4)	5.32%

(1)	This information is based solely upon a Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on February 16, 2010. The FMR reporting entities are Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR that is the beneficial owner of 13,244,265 shares or 14.99% of the Common Stock outstanding at December 31, 2009; and Edward C. Johnson 3d and members of his family. FMR has sole dispositive power over 13,244,265 shares or 14.99% of the Common Stock outstanding at December 31, 2009.

(2)	This information is based solely upon a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the Securities and Exchange Commission on February 11, 2010. T. Rowe Price Associates has sole voting power over 713,200 shares and sole dispositive power over 6,825,900 shares or 7.7% of the Common Stock outstanding at December 31, 2009.

(3)	This information is based solely upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 29, 2010, which amended the previous Schedule 13G filed by Barclays Global Investors, NA (“Barclays”), as Barclays was acquired by BlackRock on December 1, 2009. BlackRock has sole dispositive and voting power over 6,503,425 shares or 7.37% of the Common Stock outstanding as of December 31, 2009.

(4)	This information is based solely upon a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 8, 2010. Dimensional has sole voting power over 4,572,940 shares and dispositive power over 4,696,118 shares or 5.32% of the Common Stock outstanding at December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

The difficult economic environment of 2009 presented significant challenges to Brunswick. The highly discretionary nature of most of the Company’s products led to weak sales and a strong focus on cash preservation. As such, the Company re-evaluated its compensation plans and structured the 2009 Brunswick Performance Plan (BPP) to focus on a single performance measure: year-end cash-on-hand. By providing an incentive to management to focus on activities that would generate or preserve cash for 2009, Brunswick was able to end the year with cash-on-hand at near-record levels while also motivating and retaining our employees by providing a strong incentive to contribute to the generation and preservation of cash.

In 2009, Brunswick faced limits on the availability of equity under our 2003 Stock Incentive Plan. Providing equity awards consistent with targeted economic competitive values would have caused the Company to use far more shares than were available under our Stock Plan, despite authorization by shareholders for additional shares in 2009. As a result, the Company granted awards of Stock-Settled Stock Appreciation Rights (SARs) that had grant-date fair values below competitive levels. By granting SARs in such amounts, Brunswick was able to balance the Company’s need to provide adequate long-term incentives to management while still limiting share usage to acceptable burn rate levels.

As reported in the Summary Compensation Table, total compensation for the Chief Executive Officer, Mr. McCoy, decreased in 2009 by approximately 47% versus 2008. Part of this reduction was attributable to a 20 percent base salary reduction for five weeks during the summer months as part of the Company’s overall cost cutting initiatives in 2009. Finally, comparing Mr. McCoy’s actual pay delivered to his target opportunity since becoming CEO of Brunswick, Mr. McCoy has realized, on average, 58 percent of his total target compensation as a result of the impact of performance-based compensation that has not paid out. For the remaining officer group, 71 percent of target opportunity has been realized in actual pay during the same four-year period.

Brunswick’s compensation program objectives and key design principles are:

Objectives:  Compensation programs for named executive officers (NEOs), as well as other senior managers, are designed to:

•   Ensure that compensation reinforces achievement of business objectives and execution of strategy and is consistent with results;

•   Attract, retain and motivate the talent required to ensure Brunswick’s continued success;

•   Reward performance in a given year and achievements over a sustained period; and

•   Reinforce Brunswick’s pay-for-performance culture.

Design Principles: Brunswick’s compensation philosophy incorporates the following design principles in support of the objectives identified above:

Competitive compensation

A competitive compensation program is critical in attracting and retaining the talent Brunswick needs to achieve its established objectives.

Brunswick assesses the competitiveness of management compensation every two years using survey data from Hewitt Associates LLC. Although a review was completed in 2008, given the dramatic decline in the size of the Company relative to the existing peers, in 2009, Brunswick modified its peer group to better reflect the Company’s size, in terms of revenue and market capitalization. Therefore, for 2009, Brunswick examined the executive compensation practices of a revised peer group of 18 publicly-traded companies with annual revenue comparable to Brunswick’s to assess the competitiveness of the Company’s total compensation and pay mix. Most, but not all, of these companies have manufacturing operations. Brunswick’s target pay mix and total compensation opportunities are designed to reflect the median of this peer group. Criteria used to identify the peer group include:

•     Size: Companies with revenues that generally range from one-half to two times Brunswick’s total annual revenue.

•     Business Focus: Generally publicly-traded manufacturing companies, but also representation by non-manufacturing businesses in consideration of the Company’s broad business portfolio and to avoid having too narrow a peer group.

•     Consistency: The peer group should be relatively stable. Companies historically have been eliminated because of lack of participation in the Hewitt survey, growth exceeding two times Brunswick’s revenue or if they have been acquired.

The current peer group consists of:
•Black & Decker •BorgWarner* •Briggs & Stratton* •Cooper Industries	•Crane Co* •Curtiss-Wright* •Fortune Brands •Flowserve Corp* •Gardner Denver*	•Harley-Davidson •Hasbro* •Jarden Corp* •Leggett & Platt* •Mattel	•Polaris Industries* •Snap-On Tools •SPX Corp •Timken Co*

* New for 2009

The companies that were eliminated from the peer group as a result of not meeting the criteria referenced above include:
	•AutoZone •Ball Corporation •Clorox •Dover Corporation •W.W. Grainger	•ITT Industries •MeadWestvaco •Newell Rubbermaid •Pactiv •Starwood Hotel
Brunswick anticipates removing Black & Decker from the peer group in 2010 as a result of its merger with Stanley Works.

Brunswick is the largest publicly-traded company in the marine industry, with revenues approximately 51 times those of the only other publicly-traded boat manufacturer (Marine Products). As a result, Brunswick does not have any direct competitors against which to assess relative performance by including them in the compensation peer group.

Internal equity

Brunswick establishes similar compensation ranges for positions with similar characteristics and scope of responsibility, including NEO positions, even if such ranges differ somewhat from comparable positions in other companies. Balancing competitiveness with internal equity helps support management development and movement of talent throughout Brunswick’s worldwide operations. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business unit results. This effort also helps Brunswick promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

Reward corporate, business unit and individual performance

Recognizing corporate, business unit and individual performance in compensation helps reinforce the importance of working together and furthers Brunswick’s pay-for-performance philosophy. Brunswick funds incentives for NEOs based on overall corporate and division performance and allocates incentives based on individual contributions. Compensation for those NEOs with business unit responsibility was historically driven by financial business unit performance. However, due to Brunswick’s focus on cash conservation and generation, in 2009, the Company focused incentives on one company-wide cash goal.

Managing compensation in cyclical industries

Brunswick has a strong pay-for-performance culture and strives to establish consistent incentive performance targets and awards despite the cyclical nature of the industries in which it competes. Historically, the marine industry has been negatively affected early in economic downturns and has lagged behind other industries during periods of economic recovery. As a result, Brunswick has experienced significant swings in funding from one performance period to another and annual incentive funding as a percent of target from 2004 through 2009 ranged from a high of 200 percent of target to a low of 0 percent, and averaged 63 percent of target. For a given year, funding also can vary significantly between business units. Based on contribution to business unit success, individual awards typically range from a high of 140 percent of an individual’s prorated portion of the funding pool to a low of 0 percent. In 2009, performance against targets would have resulted in payout levels exceeding target; however, management recommended and the Human Resources and Compensation Committee approved payouts, on average, of 100% in order to manage and preserve cash while still recognizing the uncertainties that remain in the overall economy. Payouts were calculated on annual salary rather than making a reduction for furlough days.

Focus on the creation of longer-term shareholder value

Brunswick’s senior executives are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is weighted towards rewarding long-term value creation for shareholders. For Mr. McCoy, approximately 63 percent of targeted total compensation is based on long-term performance, and for other senior executives, it is approximately 37 percent. For Mr. McCoy, approximately 22 percent of targeted total compensation is based on annual performance against established performance criteria and for other senior executives, it is approximately 31 percent. The balance consists of base salary (15 percent for Mr. McCoy and 32 percent for other senior executives).

For senior executives with corporate-wide responsibilities, incentive metrics are based on Brunswick’s overall results. Historically, for senior managers within a division, annual incentive metrics are based on a combination of division and overall Brunswick results. However, in 2009 and continuing in 2010, all senior executives’ annual incentive metrics are based on consolidated Brunswick results. All long-term incentives are based on Brunswick’s overall results.

What is Rewarded: Brunswick designs NEO compensation to reward achievement of budgeted financial results (e.g., cash-on-hand), Brunswick stock price performance and individual performance.
Cash

For 2009, Brunswick established a single metric to determine the funding of annual incentives pursuant to the Brunswick Performance Plan (BPP) - cash-on-hand as of December 31, 2009. This contrasted with past incentive metrics which were based on a combination of BVA (economic earnings less economic capital multiplied by cost of capital) and earnings per share (EPS); however, the Human Resources and Compensation Committee recognized the need for the Company to focus solely on cash in light of current economic conditions.

For 2010, due to continued uncertainty around market and business conditions, the Company has chosen again to focus on one measure - the generation of, and efficient management of, cash. As such, funding of annual incentives will be based on free cash flow, which will drive the Company to transition to a profitable state, as stronger free cash flow translates into stronger earnings.

Stock Price Appreciation

Stock price appreciation is a significant component of total shareholder return and thus shareholder value creation. Stock price appreciation affects the value of Brunswick’s equity grants, including stock-settled stock appreciation rights, restricted stock units and performance shares.

Individual Performance

Individual performance is assessed via the Performance Management Process (PMP). PMP was created to help employees better understand Brunswick and division-specific goals, as well as their own role in achieving these goals. The Company believes that PMP is an effective tool in assessing performance against individual goals.

Once Brunswick and division goals are established, salaried employees (including NEOs) set individual goals aligned with the Company’s strategic direction. Employees establish goals for specific initiatives, major responsibilities key to their position, critical success factors, and individual developmental requirements. Beginning in 2010, Brunswick is transitioning from this model to a competency-based approach, which will better define behaviors needed for individual success. At year-end, salaried employee performance is assessed against these established goals. The CEO’s performance is assessed by the Human Resources and Compensation and Nominating and Corporate Governance Committees of the Board of Directors with input from all members of the Board of Directors. Performance for other NEOs is assessed by the CEO with review by the Human Resources and Compensation Committee. Individual performance affects base salary increases, annual incentives and equity grant decision making.

Elements of Compensation:  A summary of each element of compensation, why it was chosen, how the amount and formula are determined, and how decisions regarding that element fit into the overall compensation objectives and affect decisions regarding other compensation elements are presented below.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Base Salary	Provides a minimum level of pay warranted by individual performance. This is especially important for a company in a cyclical business, such as Brunswick’s marine businesses.

Reflects:

•     Peer median for positions with similar responsibilities and business size.

•     An executive’s responsibilities and performance, as demonstrated over time.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Brunswick executives.

In 2009, the Company implemented various temporary base salary reductions, including for each of the NEOs, other than Mr. Schwabero.

Foundation of total pay, as incentives and benefits are a function of base salary.

Links performance and pay.

A competitive base salary in a cyclical industry is important to attracting and retaining talent.

Annual Incentive: Brunswick Performance Plan (BPP) There are approximately 224 individuals who were participants in 2009, including each of the NEOs.	Primary compensation element to recognize performance against established business goals and reward accomplishments within a given year.

Brunswick sets target funding based on planned performance for the year, as approved by the Board of Directors. Funding has historically been limited to 200 percent of target funding. The Human Resources and Compensation Committee has the ability to adjust funding for unusual items, but has not done so for corporate headquarters funding, except to reduce or cap funding.

In 2009, the BPP was structured to emphasize the company’s focus on cash preservation and generation. As such, the 2009 BPP was measured 100% on year-end cash-on-hand.

Target funding is equal to salary paid in the year multiplied by the individual percentage target for each participant. When establishing individual BPP targets for NEOs and other employees, peer median total direct compensation (base salary plus bonus plus long-term incentive) minus Brunswick base salary is used to establish the foundation of variable compensation. This amount is then split between short-term and long-term incentives at a ratio that the Committee feels is appropriate for a company like Brunswick. For 2009, the percentage of salary targets for NEOs range from 100 percent to 150 percent.

Signals “what is important” and “what is expected” for the year from the standpoint of corporate, division, unit and/or individual results.

Focuses executives on achieving current objectives, which are necessary to attain longer-term goals.

Establishes appropriate performance and annual incentive relationships.

Rewards business units and individuals within those units for actual performance.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation

Individual awards are determined on a discretionary basis using overall funding as approved by the Human Resources and Compensation Committee and the individual’s pro-rata portion of approved funding as adjusted for individual performance and other factors deemed to be relevant.

For 2009, financial performance far exceeded target and would have resulted in a payout exceeding the target level. However, management recommended and the Human Resources and Compensation Committee approved payouts, on average, of 100%, calculating payouts according to annual base salary, rather than actual earnings, which would have been reduced due to the 2009 furloughs. Financial performance that was required to support target funding for all NEOs in 2009 was:

100% Target
Y/E Cash on Hand	$360 million

For our fiscal year ending December 31, 2010, BPP funding will be based on the achievement of free cash flow, subject to the discretion of the Human Resources and Compensation Committee. Free cash flow is defined as the sum of cash flows from operating activities and cash flows from investing activities. Excluded from the calculation will be cash flows from financing activities. Items that will be excluded from the calculation are voluntary pension contributions that vary from budget, the impact on working capital of any change in financing, certain changes in tooling capital versus budget, the proceeds from the acquisition/sale of strategic assets and the impact of cash restructuring activities versus budget.

Long-Term Incentives:  The cyclical nature of the marine industry affects the design of long-term incentives in several ways. For example, the ability to link long-term incentives to multi-year performance measures is difficult, given external market pressures and volatility. Accordingly, for 2009, stock–settled stock appreciation rights (SARs) were identified as the sole award used to provide annual long-term incentive opportunities to better align interests of management with those of shareholders.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Stock-Settled Stock Appreciation Rights Approximately 234 individuals received awards in 2009, including each of the NEOs.

Maximize the reward for management team successfully driving stock price appreciation. Widely used compensation element.

SARs are more efficient than stock options as they eliminate the need for those exercising to arrange financing of the exercise price and reduce the number of issued shares.

Accounting for stock-settled SARs is the same as for non-qualified stock options. Accounting treatment did not influence the decision to use SARs.

For NEOs, SAR grant size is based on several factors:

•     Peer median total direct target compensation minus target cash compensation (base salary plus individual BPP cash incentive targets). This determines the dollar value of the total equity grant target and is consistent with targeting median pay for consistently solid Company and individual performance.

•     Grant size represents a fixed dollar target that is established every two years when competitive peer compensation information is updated. The fixed dollar target for each NEO has historically been determined by dividing the target SAR value by a representative Black-Scholes value per share using the Company’s average stock price for the previous two years. For 2009, given the significant decline in the Company’s stock price, the Committee decided that the use of Black-Scholes, which would have resulted in excessive share utilization to accommodate competitive awards, was not appropriate. Therefore, the Committee utilized an expected value approach to determine share awards. However, in 2010, the Company transitioned to using the Black-Scholes stock price on the date of the grant rather than the two-year average.

Four-year ratable vesting and 10-year term are consistent with further aligning senior management’s focus with long-term goals.

Increases linkage to shareholders by rewarding stock price appreciation and tying wealth accumulation to performance.

Reinforces team performance.

Encourages senior managers to focus on long-term performance.

Provides retention incentive through the vesting period.

Every outstanding stock option and/or stock-settled SAR equity award granted prior to November 2008 is significantly underwater as of December 31, 2009, and therefore believed to be of little to no retention value.

The 2003 Stock Incentive Plan does not permit grant re-pricing.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation

Restricted Stock Units (RSUs) Only Mr. Graves received a grant in 2009.	Three-year cliff vesting, consistent with encouraging senior executives to focus on the Company’s long-term performance. Support retention of individuals deemed critical to future success.

For 2008 and 2009, other than for new hire or promotion situations, the regular use of RSUs was discontinued. In 2009, Mr. Graves was the only NEO to receive an award of RSUs in recognition of his promotion to President – Brunswick Boat Group.

The use of RSUs as part of annual long-term incentive grants, including those to the NEOs, will resume in 2010.

Reinforces retention of senior executives and team performance.

Performance Shares (PSs)

There were no grants of PSs in 2009, nor are there any awards contemplated in 2010.

In 2008, there was a special PS award to select individuals, including each of the NEOs.

Prior to 2008, only Mr. McCoy had received PSs.

PSs rather than RSUs were historically granted to Mr. McCoy to reinforce his pay-for-performance relationship.

Strengthens pay-for-performance philosophy and aligns management to key strategic initiatives.

For Mr. McCoy’s 2007 award, the number of performance shares earned was based on the average BPP payout percentage for corporate headquarters employees for 2007, 2008 and 2009, multiplied by 26,000, the target award level.

The BPP payout percentage for corporate headquarters employees was 0 percent in 2007, 0 percent in 2008 and 100 percent in 2009, averaging 33 percent. As a result, Mr. McCoy earned 8,667 performance shares.

With respect to the special 2008 PS award, the number of PSs earned will be based on performance against several key strategic factors by the end of 2010. Those measures and target performance include Sales Per Salaried Employee (7 percent increase versus 2007), Sales Per Capital Employed (3.2) and Return on Capital Employed (11%). Payout of 50 percent to 125 percent of target award is based solely on those performance criteria. An additional 25 percent of target award could be earned if Brunswick’s stock price exceeds $25 and relative total shareholder return versus the companies in the S&P 500 is equal to or greater than the 60th percentile. There is, however, a minimum Company stock price threshold of $20 per share, before any award may be earned. Should termination of employment occur following a Change in Control, the award provides for the payment of a pro rata portion of the target based on the time elapsed during the performance period.

Recognizes Mr. McCoy’s role in achieving overall results.

Provides an element of retention for individuals key to driving strategic initiatives while also strengthening pay-for-performance philosophy and linkage to shareholders.

Stock Ownership Requirements	Brunswick adopted fixed-share ownership requirements for the Company’s executive officers because of the difficulty of establishing share ownership guidelines based on salary level multiples in a company with a cyclical business.

	Tier	Management Level	Ownership Requirement
	I	Chief Executive Officer	175,000

	II	Large Group Presidents and Chief Financial Officer	45,000

	III	Other Group Presidents, Controller, Chief Legal Counsel, Chief Human Resources Officer, Vice President – Manufacturing	17,500

	IV	Other Officers	10,000

Senior executives must satisfy these stock ownership requirements within five years from the later of attainment of executive officer status or promotion to a position with a higher ownership requirement. For those approaching retirement, ownership requirements are reduced as follows: 100 percent of target for those less than age 63; 80 percent of target for those age 63; 60 percent for those age 64; and 50 percent for those age 65 and above.

Executive officers not meeting the requirements have their BPP award automatically deferred into RSUs. For purposes of calculating compliance, “shares owned” include: shares directly owned, shares held in trust, share equivalents held in the Company’s tax-qualified defined contribution plans and deferred compensation plans and RSUs. Unexercised stock options and stock-settled SARs and outstanding performance shares are not counted as “owned.”

All NEOs currently have stock ownership levels that meet or exceed these requirements. Compliance with these ownership requirements is reviewed by the Board of Directors annually.

Claw Backs:  The Human Resources and Compensation Committee can require the repayment of all or a portion of previous BPP or Strategic Incentive Plans (SIP) awards or gains from stock options or SARs exercised or RSUs distributed as deemed appropriate by the Human Resources and Compensation Committee in the event of misconduct that causes a restatement of financial results. In addition, in 2008, for those who have entered into Terms and Conditions of Employment with Brunswick, including each of the NEOs, the Human Resources and Compensation Committee expanded the types of payments that the Company would be entitled to recover in the event of a violation of the restrictive covenants, including non-competition and non-solicitation restrictive covenants (effective for 24 months from date of termination for Mr. McCoy and for 18 months following termination for all other NEOs) and non-disclosure and non-disparagement restrictive covenants (with no termination date), to include any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination.

Post-Employment Compensation: Post-employment compensation elements that are not offered to salaried employees in general are summarized below.
Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation

Supplemental Salaried Pension Plan

There are approximately 23 active employees with non-qualified benefits.

Effective 12/31/2009, the Supplemental Salaried Pension Plan was frozen and all benefit accruals ceased at that time. Participation thereafter in any supplemental pension plan will be through the Brunswick Restoration Plan.

	Ensures that employees with covered compensation or pension benefits above Internal Revenue Service (IRS) defined benefit qualified plan limits receive the full amount of their intended pension benefits.	The difference between an employee’s earned defined benefit pension and that permissible by IRS qualified limits is paid on a non-qualified basis by the Company and is subject to the claims of creditors.	Provides a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.
Brunswick Restoration Plan There are approximately 163 active participants, including all NEOs, in this plan.	Ensures that employees with covered compensation or retirement plan contributions above IRS qualified defined contribution plan limits receive the full amount of their intended retirement benefits.

If an employee elects to participate in the Restoration Plan, 401(k) contributions and Brunswick’s match of these contributions above the IRS limit are credited to this plan. In addition, Brunswick variable retirement contributions for eligible employees are automatically credited to their Restoration Plan accounts. This is a non-qualified plan and is subject to the claims of creditors.

Provides a retirement benefit consistent with that of employees who are not affected by the IRS compensation and benefit limits. Without the Restoration Plan, these individuals would not be able to take full advantage of this defined contribution pension program.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Elective Deferral Plan There are approximately 33 active participants who maintain a balance within the plan.	Provides eligible employees the opportunity to save in a tax-deferred manner.

In 2008, as a result of the elimination of the SIP (participation in which defined eligibility in the Elective Deferral Plan), the Company suspended participation in the plan.

In addition, the plan was amended as a result of the transition rules afforded under Internal Revenue Code (IRC) Section 409A to allow for a voluntary one-time irrevocable election by participants to release their previously deferred vested shares under the plan.

Encourages ownership of Brunswick stock, thus increasing alignment of economic interests with shareholders. Provides flexibility in the individual management of long-term savings.
Automatic Deferred Compensation Plan Mr. McCoy is currently the only participant who has Automatic Deferrals.	Defers payment of certain compensation that would otherwise be non-tax-deductible to Brunswick by reason of IRC Section 162(m) until six months after employment ends. Deferred amounts that were earned and vested prior to 12/31/2004 are remitted to the executive at such time as tax-deductible by Brunswick.	Senior executives are required to defer receipt of non-deductible compensation in excess of $1.5 million in order to limit non-deductible compensation under IRC Section 162(m). Financial returns on required automatic deferrals are based on either: (i) an interest rate equal to the greater of the prime rate at J.P. Morgan Chase plus 2 percentage points, or Brunswick’s short-term borrowing rate; or (ii) securities selected by the participant. The 2 percentage point increment is used to recognize that the NEO does not receive the BPP award otherwise earned until some time in the future, typically upon retirement or other termination of employment.	Preserves tax deductibility of senior executives’ compensation by Brunswick.
Split-Dollar Life Insurance Replacement Seven individuals, including Messrs. McCoy, Hamilton and Lockridge, have replacement policies.	Provides an insured death benefit and allows for capital accumulation. Changes in tax law and the Sarbanes-Oxley Act eliminated the Company’s ability to offer split-dollar life insurance policies. To meet existing obligations, policies were restructured in January 2004.

Policies were restructured to eliminate loans and approximate as closely as possible the death benefit and cash value at maturity of the policy as originally issued. Premiums were reduced because they no longer had to support repayment of loans. Payments to executives to pay policy premium were structured so that the net present value cost to Brunswick of the program did not increase.

Pre-2003 loans on these policies were grandfathered under Sarbanes-Oxley and remain outstanding. The loans must be repaid when the policy matures.

Executives with split-dollar life insurance replacements do not receive Company-provided basic life insurance coverage.

Executives hired since 2003 receive basic life insurance coverage on the same terms as other salaried employees, except that the Company continues a life insurance policy for Mr. Schwabero that was provided by his former employer.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Terms and Conditions of Employment 15 individuals have agreements, including all NEOs. In 2008, certain terms and conditions were modified to address the requirements of IRC Section 409A.

Describes duties of executive and memorializes “at will” nature of employment relationship.

Sets out a detailed listing of the executive’s compensation, benefits, and perquisites.

Consolidates restrictive covenants that exist during and after employment (e.g. non-competition, confidentiality, non-solicitation).

Establishes and limits compensation and benefits to which an executive is entitled in the event of termination.

Agreements define severance terms if Brunswick terminates the executive’s employment without cause or the executive terminates for Good Reason (as defined below).

Termination within 24 months following a “Change in Control” (as defined in “Other Potential Post-Employment Payments”):

•     Severance payment of three times the sum of the annual base salary and target BPP and SIP incentives and other benefits and perquisites for up to 36 months, including retirement benefits. With respect to the SIP, any termination of employment after December 31, 2010, shall exclude SIP incentives from the severance calculation.

•     All equity awards held by the executive will become fully vested and, if applicable, immediately exercisable and will remain outstanding pursuant to their terms. All PS awards, other than the 2008 PS award, will be deemed to have been earned at maximum performance levels.

•     With respect to the 2008 PS award, upon a Change in Control, a pro rata portion of the target award will vest based on the number of days that have elapsed since the beginning of the performance period.

For agreements executed prior to 2009, indemnification, on a grossed-up basis, would be provided for any tax imposed by Section 4999 of the Code on “excess parachute payments” (as defined in IRC Section 280G), except that benefits will be reduced by up to 10 percent if doing so would avoid such excise taxes. In 2009, the Company modified Mr. Hamilton’s agreement (and all

Helps assure retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the long-term strategy of the Company.

Reinforces and encourages continued attention and dedication to duties without distraction arising from the possibility of a Change in Control.

Requires senior executives to agree to provisions relating to non-competition and non-solicitation.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
executive agreements entered into thereafter) to eliminate the excise tax gross-up. Pursuant to the Amendment, Mr. Hamilton is no longer entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, Mr. Hamilton will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis. The Company plans to exclude excise tax gross-ups from any executive agreements entered into in the future.

Termination other than following a Change in Control:

•     Severance payment of two times for Chairman and Chief Executive Officer, and 1.5 times for the other NEOs, the sum of base salary, BPP (at the discretion of Chairman and Chief Executive Officer for the other NEOs), and other benefits and perquisites for up to 24 months for the Chairman and Chief Executive Officer and up to 18 months for other NEOs, including retirement benefits.

Brunswick may terminate the Terms and Conditions of Employment upon six months notice, except that after a Change in Control, Brunswick may not terminate until the second anniversary of the Change in Control.

There are no severance benefits for those terminating due to death, long-term disability or for cause. Mr. Hamilton is not entitled to severance benefits upon a termination prior to a Change in Control.

“Good Reason” means any of the following without the executive’s express written consent:

•     Material breach of provisions of employment agreement;

•     Failure to provide benefits generally provided to similarly-situated senior executives;

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation

•     Reduction in title, authority or responsibility;

•     Reduction in compensation not applicable to similarly-situated senior executives;

•     Relocation beyond a reasonable commuting distance;

•     Following a Change in Control, failure to obtain a satisfactory agreement from any successor to assume and agree to abide by employment agreement terms; and

•     Following a Change in Control, reduction in nature, scope or status of authorities or duties.

This protects executives from being effectively demoted or having their pay reduced in an effort to force them to quit. In addition, the CEO may terminate employment for any reason during the 30-day period commencing on the first anniversary of a Change in Control and receive severance.

The Terms and Conditions of Employment contain non-competition and non-solicitation restrictive covenants effective during the two-year period following termination of employment for the CEO, and for 18 months following termination for all other NEOs, and non-disclosure and non-disparagement restrictive covenants effective at all times.

In the event of a violation of the restrictive covenants, the Company may recover any severance payments received by the executive and any gain realized as a result of the exercise or vesting of equity awards beginning 12 months prior to termination and ending on the date of payment to the Company.

Perquisites: Outlined below are the benefits for NEOs that are not offered to salaried employees in general. These low-cost, but highly-valued, perquisites help NEOs enhance their understanding of Brunswick products and protect their physical health and thus Brunswick’s investment in their development.
Executive Product Program	The product program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product and business enhancement opportunities.	NEOs are provided with Brunswick products on an annual basis as follows: The Chief Executive Officer and the Chief Financial Officer are each eligible to select products with an aggregate annual value of up to $15,000. Other NEOs are each eligible to select products with an aggregate annual value of up to $10,000.
Executive Physical Program	A physical examination program for senior executives to protect Brunswick’s investment in its leadership.	Senior executives are required by the Human Resources and Compensation Committee to have an annual physical examination and have rapid access to healthcare providers.
Tax Deductibility of Executive Compensation:

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the three other most highly compensated officers other than the Chief Financial Officer of a public company to $1,000,000 per year. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. The Human Resources and Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock appreciation rights and stock options granted under our equity compensation plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). Furthermore, under the Company’s Automatic Deferred Compensation Plan, participants are required to defer any non-deductible annual earnings in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Internal Revenue Code. In the future, the Human Resources and Compensation Committee will continue to evaluate the appropriateness of qualifying the Company’s executive compensation for full deductibility.

Total Compensation Decisions:

Total compensation decisions normally are made by the Human Resources and Compensation Committee and Board of Directors at their first meetings of each year. Decisions with respect to the previous year’s performance and resulting BPP awards, as well as equity awards and base salary increases for the current year, are made at this meeting. Base salary increases are generally effective the first full pay period in April.

Brunswick has not adopted a formal policy regarding the granting of equity awards when the Company is in possession of material non-public information. However, equity grant terms and conditions and number of shares for NEOs and other senior executives are reviewed and approved by the Human Resources and Compensation Committee at this first meeting of the year, which is generally held during the week after Brunswick publicly discloses its financial results for the previous year. The effective date of NEO equity grants is typically one week after the Human Resources and Compensation Committee meeting. The exercise price is set at 100 percent of the closing price on the effective date. For 2009, awards were granted in May shortly after approval of the share authorization at the Annual Meeting of Shareholders. Stock option or SAR grants for new hires, if applicable, are made on the first business day of the month following Brunswick’s quarterly earnings release.

Human Resources and Compensation Committee Report (CCR)

Compensation Committee Report

The Human Resources and Compensation Committee reviewed and discussed the Compensation Discussion & Analysis with the Chairman and Chief Executive Officer.

Based on that review and discussion, the Committee recommended to the Board of Directors of Brunswick Corporation that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s Proxy Statement to be filed in conjunction with the Company’s 2010 Annual Meeting.

Graham H. Phillips, Chairman

Anne E. Bélec

Manuel A. Fernandez

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the Company’s NEOs for the year ended December 31, 2009.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Dustan E. McCoy	2009	$878,123	$ -	$ -	$2,468,025	$1,459,000	$ 14,580	$ 102,247	$4,921,975
Chairman and Chief Executive Officer	2008	888,577	-	4,746,000	3,320,738	-	58,232	320,796	9,334,343
	2007	876,077	-	858,000	1,876,950	483,600	121,258	344,272	4,560,157
Peter B. Hamilton	2009	$518,538	$ -	$ -	$ 331,890	$ 668,800	$455,505	$ 158,291	$2,133,024
Senior Vice President and Chief Financial	2008	144,038	-	771,600	123,320	-	401,336	465,909	1,906,203
	2007	92,596	-	-	-	-	203,934	2,044,155	2,340,685
Officer
Andrew E. Graves (7)	2009	$384,346	$ -	$ 103,100	$ 274,108	$ 404,700	$ -	$ 30,609	$1,196,863
Vice President & President – Boat Group	2008	371,731	-	553,700	384,174	-	-	74,342	1,383,947

Mark D. Schwabero (8)	2009	$403,231	$ -	$ -	$ 290,703	$ 400,000	$ -	$ 46,893	$1,140,827
Vice President &
President – Mercury Marine
B. Russell Lockridge	2009	$355,781	$ -	$ -	$ 274,108	$ 367,100	$ -	$ 67,732	$1,064,721
Vice President, Chief Human Resources	2008	352,096	-	553,700	387,683	-	-	83,333	1,376,812
	2007	347,007	-	59,400	166,840	$ 119,700	-	147,553	840,500
Officer

(1)	The amounts shown in this column constitute actual base salary paid. Mr. Schwabero’s salary paid in 2009 includes a small amount that should have been paid in 2008; however, due to administrative delay the last 2008 payroll deadline was missed, causing the amount to be paid in the first paycheck of 2009. Annual salaries as of December 31, 2009, were:

McCoy	Hamilton	Graves	Schwabero	Lockridge

$906,000	$535,000	$410,000	$400,000	$370,000

  Mr. McCoy’s base salary has not increased since 2007 and is not expected to increase in 2010.

  Mr. Hamilton left the Company on January 31, 2007 and rejoined the Company on September 15, 2008.

(2)	The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units and performance shares granted under the 2003 Stock Incentive Plan during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (FASB ASC Topic 718). For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)	The amounts shown in this column constitute the aggregate grant date fair value of stock-settled stock appreciation rights granted under the 2003 Stock Incentive Plan during the applicable year, computed in accordance with FASB ASC Topic 718. For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. For further information on these awards, see the Grants of Plan-Based Awards table.

(4)	The amounts shown in this column constitute payments made under the annual Brunswick Performance Plan (BPP) and, prior to 2008, the mid-term Strategic Incentive Plan (SIP). From Mr. McCoy’s 2009 BPP payment, $1,056,043 was deferred in February 2010 pursuant to the 2005 Automatic Deferred Compensation Plan.

(5)	The amounts shown in this column include:

•

For Mr. McCoy in 2007, 2008 and 2009, and Mr. Hamilton, in 2007 only, above-market interest paid on required automatic deferrals. Senior executives with compensation in excess of $1.5 million that is not qualified under Section 162(m) of the Internal Revenue Code automatically have such excess compensation deferred. Deferred cash equivalent balances are credited with: (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus 2 percent (plus 4 percent prior to 2008), or Brunswick’s short-term borrowing rate; or (ii) returns on securities selected by the officer. Interest earned on securities selected by the officer is a market rate of return and is therefore not included in this column. Interest credited to deferred cash equivalent balances for fiscal year 2009 in excess of 120 percent of the IRS Applicable Federal Rate totaled $14,580 for Mr. McCoy.

•

The aggregate of the increase in actuarial values of benefits under Brunswick’s Salaried Pension Plan and Supplemental Pension Plan equaled $455,505 for Mr. Hamilton for fiscal year 2009. Although Mr. Hamilton is no longer an active participant and is no longer accruing benefits under these plans, the actuarial value of benefits on December 31, 2009 increased by $63,538 as compared to December 31, 2008 as a result of a reduction in the discount rate used to calculate the value. Additionally, as shown in the Pension Benefits Table, Mr. Hamilton also received pension payments in the amount of $391,967 in 2009.

(6)	The amounts shown in this column include the following for fiscal year 2009:

Defined Contribution Plan Contributions:  Brunswick contributions to defined contribution programs, including both qualified and non-qualified programs (to provide for contributions in excess of IRS limits) per the contribution formulas detailed in the Narrative to Non-Qualified Deferred Compensation Table are as follows:

	McCoy	Hamilton	Graves	Schwabero	Lockridge
Qualified	$9,400	$9,800	$9,800	$4,400	$9,800
Non-Qualified	$25,725	$11,765	$5,574	$11,732	$4,431

Product Program:  In 2005, Brunswick adopted a product program for Company officers. This program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product integration opportunities. Each year, the Chairman and Chief Executive Officer and the Chief Financial Officer are each eligible to select products with an aggregate annual value of up to $15,000. Other officers are each eligible to select products with an aggregate annual value of up to $10,000. Previously, unused amounts could be carried over to subsequent years, but were subject to forfeiture if not used by March 15, 2007. This carryover feature has since been removed from the program. Because of the payroll and tax reporting cutoffs, the gross-ups reported are related to the taxable benefit reported for the year. As such, the gross-ups listed below may exceed the product cost in some instances. Additionally, the Product Program’s fiscal year ends on October 31 of each year and Mr. Graves used a portion of his Product Program allowance to purchase product after October 31, 2009. As a result, as of December 31, 2009, the Company had not yet incurred the associated gross-up costs.

The incremental cost of products selected, based on wholesale cost and gross-ups for the payment of taxes in the current period, is as follows:

McCoy		Hamilton		Graves		Schwabero		Lockridge
Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up
$13,502	$5,904	$ -	$ -	$10,000	$ -	$10,000	$6,515	$10,000	$7,998

Boat Program:  Brunswick encourages active participation in boating on the part of Company officers. Boats made available to officers are used for marketing purposes, hosting civic events, personal usage and to enhance product knowledge. Due to cost reduction efforts, the Boat Program was suspended for 2008 and 2009.

Life Insurance:  The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers. As a result of this loan prohibition, combined with changes in taxation of split-dollar life insurance, Brunswick restructured existing split- dollar life insurance policies in 2004 such that the net present value cost to Brunswick did not increase. Executives are now responsible for payment of annual premiums and keeping their policies current. Annual payments to NEOs related to premiums are:

	McCoy	Hamilton	Lockridge
	$38,865	$130,935	$29,172
Policy Maturity Date	7/1/2014	1/1/2012	7/1/2014

These individuals are not provided any life insurance through the Company’s basic life program for employees.

Part of Brunswick’s offer to Mr. Schwabero at the time of his hire in 2004 included the continuation of a life insurance policy as provided by his former employer. Brunswick pays the annual premium on the policy, which was $9,300 for 2009. This amount is imputed as taxable income to Mr. Schwabero and is not grossed-up for taxes.

Other Benefits:  Each of the NEOs also received some or all of the following perquisites and other personal benefits, none of which exceeded $25,000 or 10 percent of the perquisites and other personal benefits for that NEO: (a) an annual executive physical examination; and (b) a service providing 24-hour access to immediate healthcare. The aggregate of gross-ups provided to each NEO in relation to these items was $945.

(7)	Mr. Graves was not a named executive officer in 2007. Therefore, this table does not provide 2007 data for him.

(8)	Mr. Schwabero was not a named executive officer in 2007 or 2008. Therefore, this table does not provide 2007 or 2008 data for him.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Dustan E. McCoy	1/1/2009	$339,800	$1,359,000	$2,718,000
	2/9/2009					300,000	$3.71	$ 642,630
	5/12/2009					550,000	$5.86	$1,825,395
Peter B. Hamilton	1/1/2009	$167,200	$668,800	$1,337,600
	5/12/2009					100,000	$5.86	$ 331,890
Andrew E. Graves	1/1/2009	$101,200	$404,700	$809,400
	2/9/2009					35,000	$3.71	$ 74,974
	5/12/2009					60,000	$5.86	$ 199,134
	10/29/2009				10,000			$ 103,100
Mark D. Schwabero	1/1/2009	$100,000	$400,000	$800,000
	2/9/2009					35,000	$3.71	$ 74,974
	5/12/2009					65,000	$5.86	$ 215,729
B. Russell Lockridge	1/1/2009	$ 91,800	$367,100	$734,200
	2/9/2009					35,000	$3.71	$ 74,974
	5/12/2009					60,000	$5.86	$ 199,134

(1)	Consists of targeted awards under the 2009 Brunswick Performance Plan.

(2)	Consists of RSUs awarded under the 2003 Stock Incentive Plan in recognition of Mr. Graves’ promotion to President —Brunswick Boat Group. Awards vest on the third anniversary of the grant date.

(3)	Consists of SARs awarded under the 2003 Stock Incentive Plan. Awards vest one-fourth on each of the first through fourth anniversaries of the grant date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Terms and Conditions of Employment

In January 2007, the Company modified its executive Terms and Conditions of Employment to incorporate a “double trigger” (effective termination of employment by the Company following a Change in Control of the Company) for senior executives other than the Chairman and Chief Executive Officer, rather than the “modified single trigger” (executive decision to terminate employment following a Change in Control of the Company) in earlier agreements. In addition to incorporating a double trigger, the Company revised the agreements to include all employment terms and conditions. The Terms and Conditions of Employment confirm that employment is at will and outline the senior executives’ roles and responsibilities and compensation, benefits and eligibility for certain perquisites provided in exchange for their services.

The Terms and Conditions of Employment also contain provisions regarding termination of employment. Please see the “Other Potential Post-Employment Payments” section of this Proxy Statement for an additional discussion of the Terms and Conditions of Employment.

In 2009, the Company modified Mr. Hamilton’s agreement to eliminate certain provisions that entitled Mr. Hamilton to indemnification, on a grossed-up basis, for any tax imposed by Section 4999 of the Code on “excess parachute payments” (as defined in Section 280G of the Code) in connection with a Change of Control. Pursuant to the amendment to his agreement, Mr. Hamilton is no longer entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, Mr. Hamilton will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis. Excise tax gross-ups will be excluded from any subsequent agreement executed with any executive officer.

Equity Compensation Plan Information and Awards

Grants of SARs were made to all NEOs in 2009 pursuant to the Brunswick 2003 Stock Incentive Plan. SARs are generally granted annually and typically vest one-fourth on each of the first through fourth anniversaries of the grant date. In 2009, annual grants were split into two grants. In February 2009, grants of SARs were made to the extent shares were available under the Plan. In May 2009, following the shareholder authorization of additional shares, the balance of the grants were made. The Company later modified the terms of the May 2009 SAR award to reflect the use of the “Rule of 70 or Age 62,” along with the inclusion of an additional provision that would pro-rate the grant in the event of termination prior to the first anniversary of the date of grant, provided the participant had met the appropriate retirement age definition. Prior to the changes, Brunswick’s grants of SARs accommodate retirement by providing for continued vesting and up to five years of exercisability upon termination if age plus years of service equals 70 or more and age is 62 or more. The Company determined, with the assistance of outside consultants, that its “double trigger” provision (e.g., age and service equal to 70 and age 62) was more restrictive than competitive practice. Providing for a “pro-rated” grant serves to keep the decision about retirement timing independent of the vesting schedule of equity-based compensation.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed description of awards granted to the NEOs during 2009 and the amount of salary and bonus in proportion to total compensation for each NEO for 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested	Market Value of Shares or Units of Stock Held That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dustan E. McCoy	6,000 12,000 20,000 112,500 90,000 141,975 - -	- - - 37,500 90,000 425,925 300,000 550,000	-	$21.83 $38.36 $46.12 $39.15 $33.00 $17.06 $ 3.71 $ 5.86	4/30/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017 2/28/2018 2/9/2019 5/12/2019	-	-	8,667 300,000	$ 110,158 $3,813,000
Peter B. Hamilton	45,000 90,000 12,000 12,000 15,000 - -	- - - - - 100,000 100,000	-	$18.88 $19.92 $21.83 $38.36 $46.12 $ 3.59 $ 5.86	7/26/2010 2/6/2011 4/30/2013 2/18/2014 1/31/2015 11/3/2018 5/12/2019	-	-	60,000	$ 762,600
Andrew E. Graves	8,000 3,750 8,000 16,425 - -	- 1,250 8,000 49,275 35,000 60,000	-	$39.45 $39.15 $33.00 $17.06 $ 3.71 $ 5.86	11/8/2015 2/14/2016 2/13/2017 2/28/2018 2/9/2019 5/12/2019	1,897 10,537 10,045	$ 24,108 $133,931 $127,668	35,000	$ 444,850
Mark D. Schwabero	3,000 10,000 6,000 6,000 13,150 - -	- - 2,000 6,000 39,450 35,000 65,000	-	$41.84 $46.12 $39.15 $33.00 $17.06 $ 3.71 $ 5.86	4/12/2014 1/31/2015 2/14/2016 2/13/2017 2/28/2018 2/9/2019 5/12/2019	1,370 94	$ 17,411 $ 1,200	35,000	$ 444,850
B. Russell Lockridge	3,500 7,000 12,000 9,000 8,000 16,575 - -	- - - 3,000 8,000 49,725 35,000 60,000	-	$21.83 $38.36 $46.12 $39.15 $33.00 $17.06 $ 3.71 $ 5.86	4/30/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017 2/28/2018 2/9/2019 5/12/2019	10,733 1,897	$136,415 $ 24,108	35,000	$ 444,850

(1)	Options typically vest at a rate of 25 percent per year over the first four years of the 10-year option term, except that Mr. Hamilton’s grant on November 3, 2008 vests 100 percent at the end of three years from the date of grant.

(2)

Annual RSU Grants and RSUs awarded under the deferred SIP premium, a premium that provides a 20 percent premium on SIP deferred as stock, vest 100 percent on the third anniversary of the date of grant. Retention RSUs awarded in 2006 vest 100 percent at the end of four years from the date of grant. Performance shares convert to shares of Brunswick common stock at the end of a three-year performance period based on performance against the following criteria: Sales Per Salaried Employee (7% increase vs. 2007 results), Sales Per Capital Employed (3.2) and Return on Capital Employed (11%). Payout of 50 percent to 125 percent of target award is based solely on performance against these performance criteria. An additional 25 percent of target award could be earned if the stock price exceeds $25 and relative total shareholder return versus the companies in the S&P 500 is equal to or greater than the 60th percentile. In addition, there is a minimum Company stock price threshold of $20 per share prior to any award being earned.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1,2)
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Dustan E. McCoy	-	$ -	29,009	$319,456
Peter B. Hamilton	-	$ -	-	$ -
Andrew E. Graves	-	$ -	1,068	$ 3,717
Mark D. Schwabero	-	$ -	3,491	$ 12,149
B. Russell Lockridge	-	$ -	2,420	$ 8,422

(1)	Includes the following number of vested RSUs awarded under the annual SIP premium deferred on February 14, 2006, and vesting on February 17, 2009, using a market price of $3.48 per share:

	McCoy	Hamilton	Graves	Schwabero	Lockridge

Shares	2,297	-	1,068	3,491	2,420
Value	$7,994	$ -	$3,717	$12,149	$8,422

(2)	Includes the following number of vested RSUs awarded on December 6, 2005, and vesting on December 4, 2009, using a market price of $11.66 per share:

	McCoy	Hamilton	Graves	Schwabero	Lockridge

Shares	26,712	-	-	-	-
Value	$311,462	$ -	$ -	$ -	$ -

PENSION BENEFITS

Name (1)	Plan Name	Number of Years Credited Service (2,3)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Peter B. Hamilton	Salaried Pension Plan	11.17	$1,038,090	$88,093

	Supplemental Salaried Pension Plan	23.67	$3,580,852	$303,874

(1)	Mr. Hamilton is the only NEO who is a participant in the Salaried Pension Plan or the Supplemental Salaried Pension Plan.

(2)	Upon rejoining Brunswick on September 15, 2008, Mr. Hamilton began participation in the Brunswick Rewards defined contribution plan and is no longer accruing a benefit under the defined benefit pension plan.

(3)	Under an agreement with Brunswick, Mr. Hamilton’s years of service credited under the Supplemental Salaried Pension Plan include credit for 12.5 years of service with a previous employer. Mr. Hamilton’s pension under this plan is reduced by the pension he receives from that employer. The values shown in the above table include this reduction.

Narrative to Pension Benefits Table

The Salaried Pension Plan is a non-contributory plan providing for benefits following retirement under a formula based upon age, years of participation in the plan up to 30 years and the average of the three highest consecutive years’ earnings (salaries, annual BPP and commissions, but excluding payouts under the SIP). Participation in the salaried pension plan is frozen, with no new participants being added after April 1, 1999. Effective December 31, 2009, all benefit accruals were frozen and all remaining salaried pension plan participants became eligible for the Company’s primary Defined Contribution Plan, the Rewards Plan, as of January 1, 2010.

Assumptions used in determining the present value of accumulated benefit are as follows:

•	Pre- and Post-Retirement Mortality according to the RP2000 Generational Combined White-Collar Adjustment Table for annuity benefits
•	5.85 percent and 6.25% discount rates for annuity benefits for 2009 and 2008, respectively.

NON-QUALIFIED DEFERRED COMPENSATION

Restoration Plan

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY (1)	Earnings in Last FY	Withdrawals / Distributions	Balance at Last FYE

Dustan E. McCoy	$159,125	$25,725	$140,434	$ -	$2,743,138
Peter B. Hamilton	14,706	11,765	(31)	-	26,439
Andrew E. Graves	6,967	5,574	119,912	-	196,216
Mark D. Schwabero	43,985	11,732	675,249	-	1,069,400
B. Russell Lockridge	6,647	4,431	1,127,023	-	1,863,079

Elective Incentive Deferred Compensation Plan

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY (1)	Earnings in Last FY	Withdrawals / Distributions	Balance at Last FYE

Dustan E. McCoy	$ -	$ -	$16,336	$71,312	$700,024
Peter B. Hamilton	-	-	-	-	-
Andrew E. Graves	-	-	-	-	-
Mark D. Schwabero	-	-	115,683	9,126	177,312
B. Russell Lockridge	-	-	330,987	90,022	591,305

Automatic Deferred Compensation Plan

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY (1)	Earnings in Last FY (2)	Withdrawals / Distributions	Balance at Last FYE

Dustan E. McCoy	$ -	$ -	$108,250	$ -	$2,121,013
Peter B. Hamilton	-	-	-	-	-
Andrew E. Graves	-	-	-	-	-
Mark D. Schwabero	-	-	-	-	-
B. Russell Lockridge	-	-	-	-	-

(1)	100 percent of the amount for each NEO in this column is reported in the “Salary” and “All Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts in this column include above-market interest reported in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Narrative to Non-Qualified Deferred Compensation Table

The Non-Qualified Deferred Compensation table presents amounts deferred in 2009 under the Elective Incentive Deferred Compensation, Restoration (non-qualified plan to provide for contributions in excess of IRS limits) and Automatic Deferred Compensation plans and includes previous deferrals.

Under the Elective Incentive Deferred Compensation Plan participants may defer up to 100 percent of BPP awards in either cash or stock. The Company calculates the value of cash deferrals based on the rate of return of mutual funds selected by the executive. The investment options mirror those of the qualified 401(k) plan and participants manage fund elections in the same manner. The Company calculates the value of stock deferrals on the same basis as Brunswick common stock. In December 2008, the Company extended a voluntary one-time in-service withdrawal election afforded by Internal Revenue Code Section 409A to those participants who maintained share balances. The election had to be received by the Company no later than December 31, 2008 for release of shares no sooner than January 15, 2009. The election only pertained to amounts credited to a participant’s share balance. The Company will distribute all other remaining balances pursuant to the participant’s original election.

Under the Restoration Plan, participants may defer up to 40 percent of their base salary and BPP awards. These deferrals are credited with earnings and losses based on the rate of return of mutual funds selected by the executive. The investment options mirror those of the qualified 401(k) plan, which the participant manages in the same manner. Brunswick contributes to this plan according to the following formula:

One dollar for every dollar contributed by the employee, up to 3 percent of annual pay, and 50 cents for every dollar on the next 2 percent, plus an annual variable retirement contribution of up to 9 percent based on company performance.

The rate of return in 2009 for each fund and the NEOs who selected those funds in the Elective Incentive Deferred Compensation Plan and the Restoration Plan are indicated in the following table:

Fund	Rate of Return	McCoy	Hamilton	Graves	Schwabero	Lockridge
Vanguard 500 Index Investor Shares	26.49%			X		X
Brunswick ESOP Company Stock Fund	200.78%	X		X	X	X
Brunswick Short-Term Bond Fund	5.64%	X			X	X
Vanguard Morgan Growth Fund Investor Shares	36.10%				X
Vanguard Prime Money Market Fund	0.53%					X
Vanguard Total International Stock Index	36.73%		X
Vanguard Wellington Fund	22.20%		X		X

Under the Automatic Deferred Compensation Plan, participants are required to defer any annual earnings in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Internal Revenue Code. Deferred cash equivalent balances are credited with: (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus 2 percent, or Brunswick’s short-term borrowing rate; or (ii) returns on securities selected by the executive. If the executive has an election in place to defer awards into stock, automatic deferrals are deferred as stock.

Distributions of deferrals are made six months after the termination of the executive’s employment with the Company.

Other Potential Post-Employment Payments

Brunswick has entered into severance and Change in Control agreements with certain of its senior executives, including each of the NEOs, incorporated in the Terms and Conditions of Employment.

Agreements

Under an agreement with Brunswick dated September 18, 2006, as amended, Mr. McCoy is entitled to certain severance benefits if his employment is terminated by Brunswick other than for cause or disability. The agreement defines termination to include resignation by Mr. McCoy for Good Reason, including a substantial change in the terms and conditions of Mr. McCoy’s employment. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed definition of “Good Reason.” Mr. McCoy is also entitled to severance benefits if he resigns for any reason during the 30-day period commencing on the first anniversary of a Change in Control.

If a termination covered by the agreement occurs prior to a Change in Control, Mr. McCoy is entitled to a severance payment equal to two times the sum of: (i) annual salary; (ii) targeted annual award under the BPP; and (iii) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. If the termination occurs after a Change in Control, Mr. McCoy is entitled to a severance payment equal to three times the sum of: (i) annual salary; (ii) the larger of targeted annual award under BPP for the year of termination or the year in which the Change in Control occurs; (iii) most recent full-cycle target award under SIP (except, however, should termination occur after December 31, 2010, SIP shall be excluded from the severance multiple); and (iv) the Company’s 401(k) match, variable retirement contribution and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. In addition to these severance payments, Mr. McCoy would be entitled to receive: any annual BPP award earned for the preceding year that had not yet been paid at the time of termination; and medical, dental, vision, and prescription coverage for up to two years (three years if there is a Change in Control). If termination occurs within 24 months following a Change in Control, Mr. McCoy would fully vest in all outstanding stock options, stock appreciation rights, restricted stock unit awards and performance shares other than in the 2008 performance share award. With respect to the 2008 performance share award, Mr. McCoy would vest in a pro-rata portion based on the number of days that have elapsed since the beginning of the performance period. All remaining shares would be forfeited. In addition, Mr. McCoy is entitled to a full gross-up for any excise tax on “excess parachute” payments, as defined in IRC Section 280G, if total payments exceed 110 percent of the safe harbor limit. If total payments exceed the safe harbor limit by less than 110 percent, total payments will be cut back to the safe harbor limit.

The definition of Change in Control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board of Directors, excluding new directors who (a) are approved by a vote of at least 50 percent of the members of the incumbent Board of Directors and (b) did not join the Board following a contested election of directors; (iii) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 60 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock and the Board of Directors is comprised of a majority incumbent directors; or (iv) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick’s assets.

The terms of the agreement require Mr. McCoy to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

Brunswick’s other NEOs are entitled to severance and Change in Control benefits substantially similar to those described above for Mr. McCoy, except that after a Change in Control, benefits are paid only upon effective termination and not in the event of a voluntary resignation following a Change in Control. Additionally, in the case of effective termination prior to a Change in Control, the multiplier used to determine severance benefits is one and one-half times (1.5x), and payout under the BPP is at the discretion of the Chairman and Chief Executive Officer. Mr. Hamilton is not entitled to severance benefits upon a termination prior to a Change in Control and he is not entitled to any excise tax gross-up.

The terms of the agreements require the other NEOs to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release. Furthermore, the agreements were amended to address requirements under Internal Revenue Code Section 409(A) and to expand the types of payments that the Company would be entitled to recover in the event of a violation of the restrictive covenants to include any severance payments received by the executive. The amendments are described earlier in this section under “Narrative to Summary Compensation Table and Plan-Based Awards Table – Amendments to Terms and Conditions of Employment.”

Payment Obligations Under Termination Scenarios

The following table indicates the Company’s estimated payment obligations resulting from effective termination before and after a Change in Control, using December 31, 2009 as the hypothetical termination date.

	Termination prior to Change in Control	Termination within 24 months after Change in Control
Payment equal to multiple of Base Salary, BPP and Defined Contribution Plan contributions	X (1)	X (2)
Payment equal to multiple of SIP		X (3)
Stock Options/SARs		X (4)
RSUs		X (5)
Performance Shares		X (5)
Benefits (6)	X	X

(1)	Payment is two times the sum of salary, BPP and defined contribution plan contributions for Mr. McCoy and one and one-half times the salary and defined contribution plan contributions for the other NEOs. The amounts payable to each NEO would be:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$4,601,050	$ -	$638,061	$624,199	$576,347

Payment of BPP for NEOs other than Mr. McCoy is at the discretion of the Chairman and Chief Executive Officer and would represent the following amounts if paid at target:

Hamilton	Graves	Schwabero	Lockridge
$ -	$410,000	$400,000	$370,000

(2)	Payment multiple is three times for all NEOs. The amounts payable to each NEO would be as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$6,901,575	$2,144,301	$2,506,122	$2,448,397	$2,262,694

(3)	Payment multiple is three times for all NEOs. These amounts are only applicable to termination of employment prior to December 31, 2010. After that date, SIP is excluded from the severance multiple. The amounts payable to each NEO would be as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$3,153,876	$929,182	$776,250	$676,014	$780,765

(4)	All unvested stock options/SARs immediately vest. The values of each NEO’s unvested holdings as of December 31, 2009, that would be accelerated under a Change in Control, using a market price of $12.71/share, are as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$869,936	$374,078	$173,381	$182,056	$99,401

(5)	All unvested RSUs immediately vest. Mr. McCoy’s 2007 Performance Share grant immediately vests at maximum (130% of target) performance. The 2008 Performance Shares for Mr. McCoy and each of the other NEOs immediately vest on a pro-rata basis. The values of each NEO’s unvested holdings as of December 31, 2009, that would be accelerated under a Change in Control, using the December 31, 2009 market price of $12.71/share, are as follows:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$2,542,000	$508,400	$361,884	$296,758	$298,335

(6)	Each of the NEOs is entitled to Company-provided continuation of benefits for himself and his eligible dependents, on substantially the same terms of such coverage that are in existence immediately prior to the NEO’s date of termination, until the earlier of: (i) the date on which the NEO becomes employed by another employer; or (ii) the end of the NEO’s severance period (which is 24 months for the Chairman and Chief Executive Officer and 18 months for the other NEOs in the case of termination prior to a Change in Control, and 36 months for all NEOs in the case of termination following a Change in Control); provided, however, that such coverage shall run concurrently with any coverage available to the NEO and eligible dependents under COBRA; and provided further, that the NEO shall immediately notify the Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the NEO and eligible dependents at the subsidized rate will cease.

The estimated present value of these benefits provided during the severance period, based on current COBRA rates, is as follows:

	McCoy	Hamilton	Graves	Schwabero	Lockridge
Severance	$25,738	$ -	$19,477	$14,343	$14,517
Change in Control	$38,607	$22,151	$38,953	$28,687	$29,033

(7)	If any element of compensation or benefit provided to any NEO, except Mr. Hamilton, as a result of a Change in Control constitutes an “excess parachute payment” and subjects such NEO to the excise tax pursuant to Section 4999 of the Internal Revenue Code, then the payment shall be grossed-up to cover the excise tax and any additional income tax attributable to the excise tax gross-up. If it is determined that the aggregate amount of the payment that would be payable to the NEO does not exceed 110 percent of the safe harbor limit (amount that could be paid to the NEO without giving rise to any liability for excise taxes) no excise tax gross-up shall be made, and the payment to the NEO shall be reduced to the largest amount which would not cause any excise taxes to be payable by the NEO.

For Mr. Hamilton, if any element of compensation or benefit provided as a result of a Change in Control constitutes an “excess parachute payment” and subjects Mr. Hamilton to the excise tax pursuant to Section 4999 of the Internal Revenue Code, then Mr. Hamilton’s payment may be reduced so that he is in a best after-tax situation.

Had a termination occurred on December 31, 2009, as a result of a Change in Control, the following additional gross-up payments would be required:

McCoy	Hamilton	Graves	Schwabero	Lockridge
$5,639,353	$ -	$1,705,151	$1,515,740	$ -

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2009.

Name (1)	Fees Earned: Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Nolan D. Archibald	$147,491	$14,745	-	-	-	$21,740	$183,976
Anne E. Bélec	148,743	-	-	-	-	8,256	156,999
Jeffrey L. Bleustein	147,496	-	-	-	-	51,221	198,717
Michael J. Callahan (8)	58,749	-	-	-	-	906	59,655
Cambria W. Dunaway	139,995	-	-	-	-	31,588	171,583
Manuel A. Fernandez	162,496	16,240	-	-	-	18,056	196,792
Graham H. Phillips	144,996	-	-	-	-	-	144,996
Ralph B. Stayer	149,993	15,003	-	-	-	10,595	175,591
J. Steven Whisler	139,995	-	-	-	-	33,814	173,809
Lawrence A. Zimmerman	159,996	15,995	-	-	-	-	175,991

(1)	Dustan E. McCoy, the Company’s Chairman and Chief Executive Officer, is not included as he is an employee of the Company and received no additional compensation for his service as a director. The compensation received by Mr. McCoy as an employee of the Company is shown in the Summary Compensation Table.

(2)	Amounts in this column reflect 2009 annual fees earned by each non-employee director, the amount of which was increased from $100,000 to $180,000 in May 2009. The following table shows the amount of fees that each director elected to receive in the form of Common Stock rather than cash. As explained further below, directors may elect to take their cash fees in the form of currently distributable Common Stock (at market value) or deferred Common Stock (with a 20 percent premium).

Name	Fees Paid in Common Stock
Nolan D. Archibald	$147,491
Anne E. Bélec	74,368
Jeffrey L. Bleustein	73,746
Michael J. Callahan	29,374
Cambria W. Dunaway	69,995
Manuel A. Fernandez	162,496
Graham H. Phillips	72,496
Ralph B. Stayer	149,993
J. Steven Whisler	69,995
Lawrence A. Zimmerman	159,996

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year in accordance with FASB ASC Topic 718. Amounts in this column include both the 2009 annual RSU grants and, for directors who have elected to receive a portion of their fee in deferred Common Stock, the portion of any such grant of deferred Common Stock that is attributable to the 20 percent premium that is applied in determining the size of all such grants. For assumptions used in the valuation of such awards, see Note 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The grant date fair value of awards in this column is as follows:

Name	Grant Date Fair Values of Shares Attributable to 20% Premium Applied to Deferral of Fees
Nolan D. Archibald	$14,745
Anne E. Bélec	-
Jeffrey L. Bleustein	-
Michael J. Callahan	-
Cambria W. Dunaway	-
Manuel A. Fernandez	16,240
Graham H. Phillips	-
Ralph B. Stayer	15,003
J. Steven Whisler	-
Lawrence A. Zimmerman	15,995

The following table discloses certain additional information with respect to stock awards to non-employee directors:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2009
Nolan D. Archibald	4,236
Anne E. Bélec	765
Jeffrey L. Bleustein	4,236
Michael J. Callahan	-
Cambria W. Dunaway	2,611
Manuel A. Fernandez	4,236
Graham H. Phillips	4,236
Ralph B. Stayer	4,236
J. Steven Whisler	1,547
Lawrence A. Zimmerman	3,415

(4)	This column is not applicable because non-employee directors do not receive options.

(5)	This column is not applicable because non-employee directors do not participate in any non-equity incentive plans.

(6)	This column is not applicable because non-employee directors do not participate in any defined benefit or actuarial pension plans (including supplemental plans) or receive any dividends on deferred compensation.

(7)	The amounts shown in this column include the value of the following perquisites and benefits provided to directors:

Product Program:  The incremental cost to Brunswick of products and boat leases provided during the Company’s fiscal year ended December 31, 2009, and gross-ups for taxes incurred during the Company’s fiscal year ended December 31, 2008 and paid during the Company’s fiscal year ended December 31, 2009, are as follows:

Name	Product Cost (9)	Boat Lease Cost	Gross-up
Nolan D. Archibald	$11,208	$ -	$10,532
Anne E. Bélec	4,686	-	3,570
Jeffrey L. Bleustein	-	46,331	4,890
Cambria W. Dunaway	8,240	17,742	5,606
Manuel A. Fernandez	637	8,776	8,643
Graham H. Phillips	-	-	-
Ralph B. Stayer	2,466	2,236	5,892
J. Steven Whisler	11,179	11,939	10,695
Lawrence A. Zimmerman	-	-	-

Other Perquisites and Benefits:  In addition to the availability of the Product Program described above, Ms. Dunaway and Messrs. Bleustein, Fernandez, Stayer and Whisler participated in Brunswick’s boat leasing program for directors that allowed each of them to lease a boat without charge during 2009. At the end of the lease terms, the leased boats will be sold by the Company and the costs associated with each sale will vary according to market factors; however, the estimated incremental costs associated with this program are calculated as: the sum of the projected discount incurred at the end of the lease term when the boat is sold, the cost of freight to deliver the boat and other incidental expenses paid by the Company. That cost is then pro-rated to the current calendar year, based on the number of days of the lease term in the current year over the total number of days in the lease term.

(8)	Mr. Callahan retired from the Board of Directors on May 6, 2009.

(9)	The Product Program’s fiscal year ends on October 31 of each year. For those directors who elected to use their Product Program allowance to purchase products after October 31, 2009, the Company had not yet incurred the associated gross-up costs as of December 31, 2009.

Narrative to Director Compensation Table

Annual Fee and Deferred Stock Awards. Non-employee directors are entitled to an annual fee of $180,000. The Lead Independent Director and the director who is the Chair of the Audit Committee are entitled to an additional fee of $20,000 each, and the other members of the Audit Committee are entitled to an additional fee of $10,000 due to the increased time commitment required of those directors. The director who chairs the Human Resources and Compensation Committee also is entitled to an additional annual fee of $10,000. The directors who chair the Finance and Nominating and Corporate Governance Committees are entitled to an additional annual fee of $7,500 each. Each director who serves on more than one Committee is entitled to an additional annual fee of $7,500, unless the director already receives additional fees as a result of serving on both of those Committees. One-half of each director’s total annual fee is paid in Brunswick Common Stock, the number of shares of which is determined by the closing price of Brunswick Common Stock on the date of the award. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the remaining one-half of the annual fee paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of award.

Prior to May 2009, each non-employee director received an annual grant, on the date of the annual meeting, of 1,000 Restricted Stock Units (RSUs), deferred until the director retired from the Board. A director joining the Board during the course of a year was entitled to a pro-rata number of RSUs for the next grant awarded, giving the director credit for serving on the Board in the first calendar quarter that commences after the date on which the director joined the Board. This practice was discontinued in May 2009 and the last grant of RSUs was made in May 2008.

Stock Ownership Guidelines.  As set forth in the Company’s Principles and Practices, within three years of the date on which a director first becomes a director and thereafter for so long as each director is a director of the Company, each director is required to own common stock and deferred stock units of the Company totaling 10,000 shares and, within five years of the date on which a director first becomes a director, each director is required to own common stock and deferred stock units of the Corporation totaling 20,000 shares.

Brunswick Product Program.  Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors may receive Brunswick products with an aggregate value of up to $15,000 annually. The value of the products is included in the directors’ taxable income, and Brunswick reimburses directors for the applicable tax liability associated with the receipt of products. In addition, each director may lease a boat from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of a director’s $15,000 product allowance may be applied to defray those taxes. Directors also may purchase additional Brunswick products at the discounted rates established pursuant to the Employee Purchase Program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Brunswick’s directors, executive officers and any persons who own more than 10 percent of Brunswick Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms were filed in a timely manner during 2009.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2009.

Overview of Audit Committee Function

The Audit Committee oversees Brunswick’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter, a copy of which is available at Brunswick’s website, www.brunswick.com.

Independence of Audit Committee Members

The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), Brunswick’s independent registered public accounting firm for the fiscal year ended December 31, 2009, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, other professional standards and regulatory requirements currently in effect. Statement on Auditing Standards No. 61 requires an auditor to discuss with the audit committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the company’s financial reporting.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young and has considered whether the provision of those services was compatible with maintaining Ernst & Young’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee of the Board of Directors.

Lawrence A. Zimmerman (Chair)

Anne E. Bélec

Ralph C. Stayer

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, independent registered public accounting firm, as auditors for Brunswick and its subsidiaries for its fiscal year ending December 31, 2010. Although the Company is not required to seek shareholder approval of this appointment, the Board of Directors has determined that in keeping with the principles of sound corporate governance, the appointment will be submitted for ratification by the shareholders. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young as the independent registered accounting firm for Brunswick and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will investigate the basis for the negative vote and will reconsider its selection in light of the results of such investigation. Ernst & Young has served as independent registered public accounting firm for Brunswick and its subsidiaries since 2002. Representatives of Ernst & Young will be present at the Annual Meeting and be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

Your Board of Directors and the Audit Committee

recommend a vote FOR this proposal.

Fees Incurred for Services of Ernst & Young

Brunswick incurred the following fees for services rendered by Ernst & Young, Brunswick’s independent auditor, during the fiscal years ended December 31, 2009 and 2008:

Audit Fees:  The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Brunswick’s annual financial statements for fiscal years 2009 and 2008, reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q during such fiscal years, registration statements and accounting and financial reporting consultations were $5,012,856 and $5,361,206, respectively.

Audit-Related Fees:  The aggregate fees billed by Ernst & Young for professional services rendered for audit-related activities for Brunswick for 2009 and 2008 were $110,000 and $125,000, respectively. Audit-related services principally include employee benefit plan audits.

Tax Fees:  The aggregate fees billed by Ernst & Young for fiscal years 2009 and 2008 for tax-related services were $275,000 and $580,947, respectively. Such fees involved the following activities: tax compliance services and tax consulting services.

All Other Fees:  There were no fees billed by Ernst & Young for fiscal years 2009 and 2008 for services other than those described in the preceding paragraphs. All of the services described above were pre-approved by the Audit Committee.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach toward granting such pre-approvals. Each year it approves an overall budget for specified audit and non-audit services, after which the Audit Committee must pre-approve either: (i) any proposed specified service that would result in total fees exceeding the budget; or (ii) any proposed service not specified in the budget.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Brunswick’s proxy materials for its 2011 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax no. 847-735-4433; e-mail corporate.secretary@brunswick.com) by November 25, 2010.

In addition, a shareholder may wish to have a proposal presented at the 2011 annual meeting, but not to have such proposal included in Brunswick’s proxy materials relating to that meeting. Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. A shareholder proposal or nomination intended to be brought before the 2011 annual meeting must be delivered to the Secretary between January 5, 2011 and February 4, 2011.

* * *

Brunswick encourages you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented.

By order of the Board of Directors,

Kristin M. Coleman

Secretary

Lake Forest, Illinois

March 25, 2010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Time on Tuesday, May 4, 2010. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by Brunswick Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Time on Tuesday, May 4, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01 Nolan D. Archibald
02 Jeffrey L. Bleustein
03 Graham H. Phillips
04 Lawrence A. Zimmerman

The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain

2.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.						☐	☐	☐

NOTE: In their discretion, on such other business as may properly come before the meeting.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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    Registered

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

Solicited on behalf of the Board of Directors of

BRUNSWICK CORPORATION

The undersigned hereby appoints P.B. Hamilton, K.C. Coleman and K.M. Kaiser, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2010, or any adjournment thereof.

This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company’s proxy tabulator, Broadridge, no later than 5:00 p.m. Eastern time on Tuesday, May 4, 2010, for all registered shares to be voted and no later than 5:00 p.m. Eastern time on Friday, April 30, 2010, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Continued and to be signed on reverse side